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                                                                 Exhibit 4(a)(5)

                             CONFORMED COPY OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                         MANAGED CARE SOLUTIONS, INC.
                      (as amended through March 1, 1996)


          FIRST: The name of the Corporation is Managed Care Solutions, Inc. (the "Corporation").

          SECOND: The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle; and the name of its registered agent is The Prentice-Hall Corporation System, Inc., the address of which is 1013 Centre Road, in said City.

          THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, either alone or with others through wholly or partially owned subsidiaries, as a partner (limited or general) in any partnership, as a joint venturer in any joint venture, or otherwise.

          Without limiting in any manner the scope and generality of the foregoing and subject to the limitations prescribed by statute, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

          (1) To purchase, to sell, to manufacture and generally to deal in goods, wares and merchandise of all kinds, to furnish services of every nature and description, to carry on research activities and to carry on any other lawful trade or business.

          (2) To buy, lease or otherwise acquire, and to own, use, develop, equip, improve, exploit, operate, sell, or convey, assign, lease (as lessor), mortgage, pledge or otherwise encumber or create a security interest in or otherwise dispose of any and all real and personal property, and rights, estates and interest in such property (real, personal or mixed) wherever situated or located within any state, territory, district, or dependency of the United States or any foreign country.

          (3) To hold the securities of subsidiary corporations and to enter into management agreements with such corporations.

          (4) To acquire by purchase, by the exchange of stock or other securities of the Corporation in the manner permitted by law, by subscription or otherwise, and to invest in, take, receive, hold for investment or for any other purpose, and to sell, lend, lease, exchange, transfer or otherwise dispose of, mortgage, pledge, use or otherwise deal in and with any stocks, bonds, notes, debentures and other securities and obligations of any person or persons, partnership, corporation (including the Corporation itself) or association, domestic or foreign, and while owner of any such stocks, bonds, notes, debentures or other securities or obligations, to exercise

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all the rights, power and privileges of ownership, including among other things the right to vote thereon for any and all purposes.

          (5) To lend money, to invest and reinvest its funds, to guarantee the debts or other obligations of any person, partnership, corporation or other entity including without limitation any affiliate, officer, director, employee or otherwise related person, partnership, corporation or other entity, and to take and hold real and personal property as security for payment of funds so loaned, invested or guaranteed.

          (6) To perform any and all acts in connection with, arising from, or incidental to any business carried on by the Corporation and to do all acts necessary, proper or convenient to accomplish its purposes.

          The foregoing provisions of this Article THIRD shall be construed as powers as well as objects and purposes, and the matters expressed in each clause shall, unless otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes, and powers; and the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms of the general powers of the Corporation; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature. The Corporation shall be authorized to exercise and enjoy all powers, rights and privileges confirmed upon corporations by the laws of the State of Delaware as in force from time to time.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 11,000,006.85 of which (i) 10,000,000 shares, par value $.01 per share, are to be of a class designated Common Stock; (ii) 1,000,000 shares, par value $.01 per share, are to be of a class designated Preferred Stock; and (iii) 6.85 shares, par value $1,000 per share, are to be of a class designated as Voting Preferred Stock.

          1.  Common Stock Provisions.

               1.1 Dividend Rights. Subject to provisions of law and the preferences of the Voting Preferred Stock and the Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors.

               1.2 Voting Rights. The holders of the Common Stock shall have one vote for each share on each matter submitted to a vote of the stockholders of the Corporation .

               1.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of the Voting Preferred Stock and the Preferred Stock shall be entitled, the holders of the

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     Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

          2. Preferred Stock Provisions. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations and (a) may have such voting power, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the liquidation or dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other relative, participating, optional or special rights, with such qualifications, limitations or restrictions thereof; all as shall hereafter be stated and expressed in the resolutions or resolution providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board.

          3.  Voting Preferred Stock Provisions.

               3.1 Dividend Rights. The holders of Voting Preferred Stock shall be entitled to receive from net income during each twelve month period ending May 31 a mandatory dividend per share at the rate per annum equal to two percentage points less than the corporate base rate of interest announced by the First National Bank of Chicago in effect as of the prior May 31, applied to the par value of each share for the period issued and outstanding, payable quarterly on the 31st day of August, the 30th day of November, the 28th day of February, and the 31st day of May in each year. The Voting Preferred Stock shall be non-cumulative. The holders of the Voting Preferred Stock shall not be entitled to receive any dividends thereon other than those specifically herein above provided for.

               3.2 Voting Rights. On each matter submitted to a vote of the stockholders of the Corporation, the holders of Voting Preferred Stock shall have 14,667 votes for each share until May 31, 1998 and 220 votes for each share after May 31, 1998.

               3.3 Redemption. At any time after May 31, 1998, the Corporation may redeem, out of funds legally available for such purpose, any or all shares of the Voting Preferred Stock then outstanding at a price per share equal to their par value plus any accrued and unpaid dividends thereon. In the event the Corporation redeems fewer than all shares of the Voting Preferred Stock then

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     outstanding, the shares of the Voting Preferred Stock shall be redeemed from the holders of Voting Preferred Stock pro rata (as nearly as practicable) in proportion to the number of shares of Voting Preferred Stock held by each of them.

               3.4 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Voting Preferred Stock shall be entitled to receive an amount equal to $1,000 per share plus any accrued and unpaid dividends thereon before any distribution shall be made to the holders of the Common Stock.

          FIFTH: The name and mailing address of the incorporator are as follows:

                 Name                         Mailing Address
                 ----                         ---------------
                 William G. Brown             Bell, Boyd & Lloyd
                                              Three First National Plaza
                                              70 West Madison Street
                                              Chicago, Illinois  60602

          SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by the statutes of the State of Delaware.

          (1) The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws.

          (2) The Board of Directors shall have power from time to time to fix and to determine and vary the amount of the working capital of the Corporation and to direct and determine the use and disposition of any surplus or net profits over and above the capital as determined pursuant to, and subject to, the provisions of the General Corporation Law of Delaware; and in its discretion the Board of Directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds, debentures, notes, or other obligations or securities of the Corporation or shares of its own stock of any class so far as may be permitted by law, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient, but any such bonds, debentures, notes, obligations, securities or stock so purchased or acquired (together with any stock or securities acquired in satisfaction of a debt or otherwise), may be resold. Nothing, however, shall be held to limit the general power of the Corporation to apply any other funds or assets to the purchase or acquisition or retirement of its stock, bonds, debentures, notes or other obligations or securities.

          (3) The Board of Directors, subject to the applicable provisions of the General Corporation Law of Delaware, may from time to time determine whether and to what extent, and at what times and places and under what conditions and regulations the accounts and books of the Corporation or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account, book or document of the Corporation,

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except as conferred by law or as authorized by the Board of Directors or by resolutions of the stockholders.

          (4) The books of the Corporation may be kept within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          (5) The Board of Directors may authorize and cause to be executed mortgages, deeds of trust, pledges and liens upon the real and personal property of the Corporation, without limitation as to amount or otherwise.

          (6) The Board of Directors may make, adopt, alter or repeal the Bylaws of the Corporation.

          (7) The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board shall also have power, in its discretion, to provide for and to pay directors rendering unusual or exceptional services to the Corporation special compensation appropriate to the value of such services as determined by the Board of Directors from time to time.

          (8) In addition to the power and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors is hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation and of any Bylaws from time to time made; provided, however, that no Bylaws so made shall invalidate any prior act of the Board of Directors which would have been valid if such Bylaws had not been made.

          SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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          EIGHTH: (1) Each person who is or was a director or officer of the
Corporation or a subsidiary of the Corporation and each person who serves or has served at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the provisions of the General Corporation Law of the State of Delaware as it may from time to time be amended. Each person who is or was an employee or agent of the Corporation or a subsidiary of the Corporation, and each person who serves or has served at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), may be similarly indemnified at the discretion of the Board of Directors.

          (2) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          (3) No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the right to indemnification or liability or alleged liability of any person who is or was a director or officer of the Corporation or a subsidiary of the Corporation or any person who serves or served at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (or the heirs, executors, administrators and estates of any such persons), for or with respect to any acts or omissions of such person occurring prior to such amendment.

          NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by Statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          TENTH: The effective date of this Certificate of Incorporation shall be January 1, 1985 and the Corporation's corporate existence shall begin as of that date.

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